Exhibit 99.1

Emerald Expositions Reports Second Quarter 2017 Financial Results

SAN JUAN CAPISTRANO, Calif. – August 3, 2017 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald”) today reported financial results for the second quarter ended June 30, 2017.

•	Revenues increased 14.0% to $74.1 million, with organic growth of 4.6%, supplemented by acquisitive growth
•	Net loss increased by approximately $5.4 million to a net loss of $5.8 million, partly reflecting costs incurred in the planned relocation of the Outdoor Retailer show in 2018
•	Adjusted EBITDA, a non-GAAP measure, increased 17.3% to $29.1 million
•	Adjusted Net Income, a non-GAAP measure, increased 62.0% to $12.8 million
•	Completed the acquisition of the SIA Snow Show in May for purchase consideration of approximately $16 million

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except percentages and per share data)	2017	2016	Change	% Change	2017	2016	Change	% Change
Revenues	$74.1	$65.0	$9.1	14.0%	$209.8	$192.8	$17.0	8.8%
Net (loss) income	$(5.8)	$(0.4)	$(5.4)	1350.0%	$22.5	$27.8	$(5.3)	(19.0)%
Diluted EPS	$(0.08)	$(0.01)	$(0.07)	700.0%	$0.33	$0.44	$(0.11)	(25.0)%

Non-GAAP measures:
Adjusted EBITDA	$29.1	$24.8	$4.3	17.3%	$102.0	$96.4	$5.6	5.8%
Adjusted Net Income	$12.8	$7.9	$4.9	62.0%	$51.3	$43.7	$7.6	17.4%
Adjusted Diluted EPS	$0.18	$0.12	$0.06	50.0%	$0.75	$0.69	$0.06	8.7%
Free Cash Flow	$20.6	$39.5	$(18.9)	(47.8)%	$49.1	$68.9	$(19.8)	(28.7)%

Second Quarter and Year-to-Date 2017 Financial Performance

“We delivered a very solid financial performance this quarter, with a 14% increase in revenue, including mid-single digit organic revenue growth, and an Adjusted EBITDA increase of 17%,” said David Loechner, President and Chief Executive Officer of Emerald. “Additionally, our acquisition of the SIA Snow Show in the quarter was a significant coup as it brings together the two leading US trade shows in the winter lifestyle & outdoor sports sector, Outdoor Retailer and the SIA show.”

Financial & Operational Results

For the second quarter of 2017, Emerald reported revenues of $74.1 million compared to revenues of $65.0 million for the second quarter of 2016, an increase of approximately $9.1 million, or 14.0%. The increase in revenues reflected organic growth of 4.6%, with the balance driven by acquisitions.

Cost of revenues of $21.6 million for the second quarter of 2017 increased by 10.2%, or approximately $2.0 million, from $19.6 million for the second quarter of 2016. This increase was mainly attributable to $1.4 million of incremental costs associated with acquisitions, with the remaining $0.6 million attributable to a small show launch and modest other cost growth.

Selling, General & Administrative expense (SG&A) of $34.5 million for the second quarter of 2017 increased by 51.3%, or approximately $11.7 million, from $22.8 million for the second quarter of 2016. The 2017 second quarter expense included approximately $8.5 million of one-time costs to settle various contractual commitments associated with the relocation of the Outdoor Retailer show from Salt Lake City to Denver in 2018. In addition, transaction costs of $1.1 million were $0.4 million higher than the second quarter of 2016, and we also incurred $0.4 million of one-time IPO related costs in the quarter. The SG&A of acquisitions contributed approximately $1.4 million of incremental costs, and the remaining $1.0 million increase in SG&A mainly reflected higher compensation and marketing costs.

Net loss for the second quarter of 2017 increased by approximately $5.4 million to a loss of $5.8 million from $0.4 million in the second quarter of 2016. The variance was largely driven by the increased settlement costs and transaction costs noted above in SG&A, and also $6.1 million of charges related to the refinancing of the Company’s credit facility after our initial public offering, partly offset in the quarter’s interest expense by lower interest paid on the Company’s debt.

For the second quarter of 2017, Adjusted EBITDA was $29.1 million compared to $24.8 million for the second quarter of 2016, an increase of approximately $4.3 million or 17.3%. This performance reflected the period’s strong revenue growth and modest margin improvement.

For a discussion of our presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Adjusted EBITDA to net income see Appendix I attached hereto.

Cash Flow

Net cash provided by operations decreased by approximately $19.1 million to $20.9 million in the second quarter of 2017 compared to $40.0 million in the second quarter of 2016. The Company estimates that the previously noted one-time contract settlement costs for Outdoor Retailer, higher transaction costs, and certain IPO related cash flows accounted for approximately $8.5 million of the decrease, while cash taxes of $1.6 million were $0.4 million higher than in the second quarter of 2016. Cash interest payments were approximately $8.2 million lower than the same quarter last year, although this benefit was offset by $6.1 million of refinancing charges. The balance of the adverse variance in net cash from operations, approximately $12.3 million, was partly due to lower cash collections for several of the third quarter shows, where revenues are projected to be lower this year due to the factors highlighted during our last quarter’s results call. The balance of the shortfall was due to timing and other normal operating factors.

Capital expenditures were $0.3 million for the second quarter of 2017, compared to $0.6 million for the second quarter of 2016.

Free Cash Flow, which we define as net cash provided by operating activities less capital expenditures, was $20.6 million for the second quarter of 2017, compared to $39.5 million in the second quarter of 2016.

For a discussion of our presentation of Free Cash Flow, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Financial Position

On May 3, 2017, the Company applied the net proceeds of $159.1 million from the April 28, 2017 initial public offering to reduce amounts outstanding under its term loan facility. On May 22, 2017, we refinanced our credit facility to reduce the interest rate payable, significantly extend the maturity profile, achieve more favorable terms and increase the revolver commitments. The new $565.0 million 7-year term loan B has an interest rate of LIBOR + 300 basis points, which is 75 basis points lower than our previous rate, with a step-down to LIBOR + 275 basis points upon achieving a first lien net leverage ratio of 2.75 times. We also established a new $150 million 5-year revolving credit facility, representing an increase of $50 million over the Company’s previous revolving credit facility.

As of June 30, 2017, Emerald’s cash and cash equivalents were $9.9 million and gross debt was $565.0 million. Net debt (gross debt less cash and cash equivalents) was $555.1 million and Emerald’s net debt leverage ratio at the end of the quarter was 3.4 times Acquisition Adjusted EBITDA for the twelve months ended June 30, 2017 of $164.4 million. The Company has conservatively chosen not to include the pro forma Adjusted EBITDA of the SIA Snow Show, acquired in May, in the Acquisition Adjusted EBITDA at June 30, 2017.

For a discussion of our presentation of Acquisition Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Acquisition Adjusted EBITDA to net income see Appendix I attached hereto.

Capital Allocation

On May 24, 2017, we announced the acquisition of the SIA Snow Show from the SnowSports Industries America (SIA) for cash consideration of approximately $16 million. This acquisition brings together the industry’s two premier winter sports trade show brands, Outdoor Retailer and the Snow Show, under the Emerald umbrella at a single January event. The first combined winter show will be held in Denver in January 2018.

“It was no small feat to bring together these long-established shows,” noted Mr. Loechner. “This combining of the shows is what the industry has requested for many years, and the fact that this will happen as soon as January 2018 has been very well received by the market since our announcement of the acquisition in May. Importantly, this acquisition provides a more certain path for our move to a three-shows-per-year format, solves a venue problem that arose this year that was not of our making, and advances Outdoor Retailer’s long-term leadership position in this market space.”

On July 31, 2017, the Board of Directors approved the payment of a cash dividend of $0.07 per share for the quarter ending September 30, 2017 to holders of the Company’s common stock. The dividend is expected to be paid on or about August 31, 2017 to stockholders of record on August 17, 2017.

Outlook (forward-looking statement)

For the year ending December 31, 2017, Emerald management expects reported and organic revenues to trend towards the lower end of the previously provided guidance, and Adjusted EBITDA to trend just below the midpoint of the previously provided guidance, outlined below:

•	Total revenue growth of 7.5% to 9.5%, or $348 million to $355 million
•	Organic revenue growth of zero percent to 2.0%
•	Adjusted EBITDA of $154 million to $160 million, or growth of 1.2% to 5.2%

The above outlook assumes no further acquisitions or unanticipated events. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

The Company will hold a conference call to discuss its second quarter 2017 results at 11:00 am EDT on August 3, 2017.  The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13665556. The replay will be available until 11:59 pm EDT on August 10, 2017.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com.  The online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is the largest operator of business-to-business trade shows in the United States by net square footage (“NSF”), with most of our trade shows dating back several decades. Emerald currently operates more than 50 trade shows, as well as numerous other events. In 2016, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied over 6.5 million NSF of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

We use Adjusted EBITDA and Acquisition Adjusted EBITDA because we believe they assist investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA and Acquisition Adjusted EBITDA to assess our financial performance and believe they are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Further, our executive incentive compensation is based in part on Acquisition Adjusted EBITDA.  In addition, we use Acquisition Adjusted EBITDA for purposes of calculating compliance with our debt covenants in our senior secured credit facilities.  Adjusted EBITDA and Acquisition Adjusted EBITDA should not be considered as alternatives to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering) and (x) other items that management believes are not part of our core operations. We define Acquisition Adjusted EBITDA as Adjusted EBITDA for each period presented as further adjusted for the results of shows associated with acquisitions made during such period as if they had been completed as of the first day of the period presented.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee, (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of (acquired) intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including full year guidance with respect to revenue and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s prospectus dated April 27, 2017 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on May 1, 2017.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, in thousands, except earnings per share)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Revenues	$74,139	$64,974	$209,793	$192,770
Cost of revenues	21,569	19,564	58,158	51,408
Selling, general and administrative expense	34,545	22,782	66,510	49,174
Depreciation and amortization expense	10,827	9,931	21,402	19,874
Operating income	7,198	12,697	63,723	72,314
Interest expense	16,849	13,260	26,497	26,295
Loss on extinguishment of debt	216	—	216	—
(Loss) income before income taxes	(9,867)	(563)	37,010	46,019
(Benefit) from/provision for income taxes	(4,053)	(193)	14,477	18,213
Net (loss) income and comprehensive (loss) income	$(5,814)	$(370)	$22,533	$27,806
Basic (loss) earnings per share	$(0.08)	$(0.01)	$0.34	$0.45
Diluted (loss) earnings per share	$(0.08)	$(0.01)	$0.33	$0.44
Basic weighted average common shares outstanding	69,102	61,860	65,484	61,854
Diluted weighted average common shares outstanding	69,102	61,860	68,393	63,072

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,945	$14,942
Trade and other receivables, net of allowance for doubtful accounts of $523 and $693 as of June 30, 2017 and December 31, 2016, respectively	70,031	57,576
Prepaid expenses	14,011	23,044
Total current assets	93,987	95,562
Noncurrent assets
Property and equipment, net	3,626	3,778
Goodwill	971,537	930,321
Other intangible assets, net	540,298	541,172
Other noncurrent assets	2,010	1,686
Total assets	$1,611,458	$1,572,519
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$36,446	$28,234
Deferred revenues	160,979	171,644
Term loan, current portion	5,650	8,744
Total current liabilities	203,075	208,622
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	550,135	693,322
Deferred tax liabilities, net	151,046	140,049
Other noncurrent liabilities	1,616	2,758
Total liabilities	905,872	1,044,751
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 72,202 and 61,860 at June 30, 2017 and December 31, 2016, respectively	722	619
Additional paid-in capital	670,570	510,334
Retained earnings	34,294	16,815
Total shareholders’ equity	705,586	527,768
Total liabilities and shareholders’ equity	$1,611,458	$1,572,519

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,		Twelve months ended
	2017	2016	2017	2016	June 30, 2017	December 31, 2016
	(dollars in thousands)		(dollars in thousands)		(dollars in thousands)
Net (loss) income	$(5,814)	$(370)	$22,533	$27,806	$16,894	$22,167
Add:
Interest expense	16,849	13,260	26,497	26,295	51,602	51,400
Loss on extinguishment of debt	216	—	216	—	12,996	12,780
(Benefit) from/provision for income taxes	(4,053)	(193)	14,477	18,213	10,360	14,096
Depreciation and amortization	10,827	9,931	21,402	19,874	41,575	40,047
Stock-based compensation	564	866	1,146	1,621	2,423	2,898
Deferred revenue adjustment	24	—	518	—	821	303
Management fee	—	188	188	375	563	750
Other items(1)	10,480	1,078	14,990	2,229	20,452	7,690
Adjusted EBITDA	$29,093	$24,760	$101,967	$96,413	$157,686	$152,131
Add:
Acquisitions(2)					6,760	6,409
Acquisition Adjusted EBITDA					$164,446	$158,540

(1)

Other items for the three months ended June 30, 2017 included: (i) $8.5 million in contract termination costs (ii) $1.1 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (ii) $0.3 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $0.6 million in transition costs. Other items for the three months ended June 30, 2016 included: (i) $0.8 million in transaction costs incurred in connection with certain acquisition transactions that were pending as well as acquisitions that were pursued but not completed in the period and (ii) $0.3 million in transition costs, primarily related to information technology and facility rental charges for terminated leases. Other items for the six months ended June 30, 2017 included: (i) $8.5 million in contract termination costs, (ii) $2.7 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017, (iii) $3.0 million in legal, audit and consulting fees related to the IPO and other related activities and (iv) $0.8 million in transition costs. Other items for the six months ended June 30, 2016 included: (i) $1.6 million in transaction costs incurred in connection with certain acquisition transactions that were pending as well as acquisitions that were pursued but not completed in the period and (ii) $0.6 million in transition costs, primarily related to information technology and facility rental charges for terminated leases. Other items for the twelve months ended June 30, 2017 included: (i) $8.5 in contract termination costs (ii) $5.1 million in transaction and contingent compensation costs related to acquisitions that were pending or completed in 2016 and 2017, (iii) $4.5 million in legal, audit and consulting fees related to the IPO and other related activities and (iv) $2.4 million in transition costs. Other items for the twelve months ended December 31, 2016 included (i) $4.0 million in transaction costs incurred in connection with certain acquisition transactions that were completed or pending and those that were pursued but not completed during 2016, (ii) $1.3 million in legal and consulting fees related to the IPO, and (iii) $2.3 million in transition costs, primarily related to information technology and facility rental charges for terminated leases.

(2)

Reflects the Adjusted EBITDA of acquisitions completed in 2016 and to date in 2017, with the exception of SIA Snow Show as discussed above, where the results of such acquisitions have not been captured in our consolidated financial statements for the twelve -month period ended June 30, 2017.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in thousands)		(dollars in thousands)
Net (loss) income	$(5,814)	$(370)	$22,533	$27,806
Add:
Refinancing charges	6,151	—	6,151	—
Loss on extinguishment of debt	216	—	216	—
Stock-based compensation	564	866	1,146	1,621
Deferred revenue adjustment	24	—	518	—
Management fee	-	188	188	375
Other items(1)	10,480	1,078	14,990	2,229
Amortization of deferred financing fees and discount	2,942	1,755	3,854	2,796
Amortization of (acquired) intangible assets	10,302	9,500	20,421	19,000
Tax adjustments related to non-GAAP adjustments(2)	(12,113)	(5,164)	(18,756)	(10,156)
Adjusted Net Income	$12,752	$7,853	$51,261	$43,671
Basic earnings per share	$0.18	$0.13	$0.78	$0.71
Diluted earnings per share	$0.18	$0.12	$0.75	$0.69
Basic weighted average common shares outstanding	69,102	61,860	65,484	61,854
Diluted weighted average common shares outstanding	72,175	63,151	68,393	63,072

(1)	Represents other items described in Note 1 above.

(2)	Reflects application of U.S. federal and state enterprise tax rate of 39.5% for the three and six months ended June 30, 2017 and a rate of 39.0% for the three and six months ended June 30, 2016.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(dollars in thousands)		(dollars in thousands)
Net Cash Provided by Operating Activities	$20,910	$40,044	$49,719	$69,971
Less:
Capital expenditures	291	593	576	1030
Free Cash Flow	$20,619	$39,451	$49,143	$68,941